Exhibit (8)(A33)

ADDENDUM TO PARTICIPATION AGREEMENT

Regarding

RULES 30e-3 and 498A

Teachers Insurance and Annuity Association of America (the “Company”) and Dodge & Cox Funds, a Delaware statutory trust, as distributor for shares of the Dodge & Cox family of mutual funds (collectively, the “Funds” and individually, a “Fund”), entered into a certain participation agreement dated April 15 , 2011, as amended (the “Participation Agreement”). This Addendum (the “Addendum”) to the Participation Agreement is entered into as of December __, 2020, by and among the Company, on its own behalf and on behalf of each separate account of the Company as set forth in the Participation Agreement, as may be amended from time to time (individually and collectively the “Accounts”), the Funds (collectively, the “Parties”).

RECITALS

WHEREAS, pursuant to the Participation Agreement among the Parties, the Company invests in shares of the Funds as a funding vehicle for the Accounts that issue variable annuity and/or life insurance contracts (the “Variable Contracts”) to persons that are registered owners of such Variable Contracts on the books and records of the Company (the “Contract Owners”);

WHEREAS, the Accounts are registered as unit investment trusts under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Company, on behalf of the Accounts, has certain obligations pursuant to Rule 30e-2 under the 1940 Act to deliver Fund shareholder reports to Contract Owners, which obligations may be satisfied by compliance with Rule 30e-3 under the 1940 Act (“Rule 30e-3”);

WHEREAS, the Company intends to comply with the requirements, terms and conditions of Rule 30e-3 in order to satisfy its obligation to deliver Fund shareholder reports to Contract Owners, including hosting the website of certain fund materials required by Rule 30e-3;

WHEREAS, Section 5(b)(2) of the Securities Act of 1933, as amended (the “1933 Act”) may require that a Statutory Prospectus (as defined in Rule 498A under the 1933 Act; “Rule 498A”) for the Portfolios be delivered to Contract Owners under certain circumstances;

WHEREAS, the Company intend to meet any such Fund Statutory Prospectus delivery requirement by relying on (and complying with the requirements, terms and conditions of) paragraph (j) of Rule 498A for “on-line” delivery;

WHEREAS, paragraph (j) of Rule 498A requires, inter alia, that some of the Fund Documents (defined below) be posted and maintained on a website specified on the cover page of the Summary Prospectus for the Variable Contracts, and the Company intends to host (or hire a third party to host on its behalf) said website; and

WHEREAS, the Company cannot host such website in compliance with Rules 30e-3 and 498A unless the Fund prepares and provides the Fund Documents that are specified in Rules 30e-3 and 498A;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Company, the Fund, and the Underwriter hereby agree to supplement and amend the Participation Agreement as follows:

1.	Provision of Fund Documents; Website Posting.

(a). Fund Documents. The Funds are responsible for preparing and providing the following “Fund Documents,” as specified in paragraph (b)(1) of Rule 30e-3 and paragraph (j)(1)(iii) of Rule 498A:

(i)	Summary Prospectus for the Funds, as applicable;

(ii)	Statutory Prospectus for the Funds;

(iii)	Statement of Additional Information (“SAI”) for the Funds; and

(iv)

Most Recent Annual and Semi-Annual Reports to Shareholders (under Rule 30e-1 under the 1940 Act) for the Funds, which includes portfolio holdings (together, the “Shareholder Reports”) (referred to in Rule 30e-3 as the “Current” and “Prior” Report to Shareholders); and

(v)	Portfolio Holdings For Most Recent First and Third Fiscal Quarters (together with the complete portfolio holdings specified in (iv) above, the “Portfolio Holdings”).

(b). Deadline for Providing, and Currentness of, Fund Documents.

(i). The Funds shall provide or make available to the Company the Summary Prospectus, Statutory Prospectus, and SAI for the Funds to the Company (or its designee) as required by Rule 498 under the 1933 Act (to facilitate the required website posting) and provide updated versions as necessary, in order to facilitate a continuous offering of the Funds’ securities and the Variable Contracts.

(ii). The Funds shall provide or make available to the Company the Shareholder Reports and Portfolio Holdings as required by Rule 30e-3 (to facilitate the required website posting).

(c). Format of Fund Documents. The Funds shall provide the Fund Documents to the Company (or its designee) in an electronic format that is suitable for website posting, and in a format, or formats, that are convenient for both reading online and printing on paper (in accordance with applicable rules).

(d). Website Hosting. The Company shall (i) host and maintain the website specified in paragraph (j)(1)(iii) of Rule 498A and (ii) reference the website hosted and maintained by the Funds or a website hosted and maintained by Company’s designee in accordance with Rule 30e-3, so that the Fund Documents are publicly accessible, free of charge, at that website, in accordance with the conditions set forth in such Rules, provided that the Funds fulfill their obligations under this Addendum.

(e). Reliance onf 30e-3 and Use of Summary Prospectuses.

(i). The parties agree that the provision in this Addendum only apply to the extent the Funds choose to rely on Rule 30e-3 and/or Rule 498 and the Company chooses to rely on Rules 30e-3 and Rule 498A, as applicable. Nothing in this Addendum shall be construed to require the Funds to rely on Rules 30e-3 or utilize a summary prospectus..

(a).

2.

Portfolio Expense and Performance Data. Upon request, the Funds shall provide such data regarding each Portfolio’s expense ratios and investment performance as the Company shall reasonably request, to facilitate the registration, sale and preparation of the annually updated registration statement of the Variable Contracts, provided that the Funds are not required to provide confidential Fund information. Construction of this Addendum; Participation Agreement.

(a). This Addendum shall be interpreted to be consistent with applicable rules and regulations, including Rule 30e-3 under the 1940 Act and Rule 498 and 498A (including paragraph (j) thereof) under the 1933 Act and any interpretations of such rules and regulations by the Securities and Exchange Commission, its staff, courts, or other appropriate legal authorities.

(b). To the extent the terms of this Addendum conflict with the terms of the Participation Agreement, the terms of this Addendum shall control with respect to the subject matter of this Addendum; otherwise, and except as otherwise specifically set forth in this Addendum, the terms of the Participation Agreement shall continue to apply, and shall apply to the duties, responsibilities, rights and obligations of the Parties under and pursuant to this Addendum.

3.	Termination. This Addendum shall terminate upon the earlier of:

(a).	termination of the Participation Agreement;

(b).	60 days written notice from any Party to the other Parties; or

(c).	the date Rule 30e-3 no longer applies to the Funds.

4.

Indemnification. The Funds agree to indemnify and hold harmless the Company (and its officers, directors, and employees) from any and all liability, claim, loss, demand, damages, costs and expenses (including reasonable attorney’s fees) against the Company (or its officers, directors, and employees) to the extent caused by a failure by the Funds to provide or make available the Fund Documents in accordance with the terms of this Addendum, as limited by and in accordance with the provisions of Section 6.2(b) and 6.2(c) of the Agreement. This indemnification shall be in addition to and not in lieu of the indemnification provided for in the Participation Agreement or any other addendums or amendments thereto, but otherwise shall be subject to and in accordance with the terms and conditions of the Participation Agreement.

The Company agrees to indemnify and hold harmless each Fund (and its officers and trustees and each person, if any, who controls the Funds within the meaning of Section 15 of the 1933 Act or who is under common control with the Funds) (“Fund Indemnified Parties”) from any and all liability, claim, loss, demand, damages, costs and expenses (including reasonable attorney’s fees) against the Fund Indemnified Parties to the extent caused by a failure of the Company to fulfill its duties and responsibilities under this Addendum, as limited by and in accordance with the provisions of Section 6.1(b) and 6.1(c) of the Agreement.

5.

Counterparts and Delivery. This Addendum may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument. A signed copy of this Addendum delivered by facsimile or by emailing a copy in .pdf form shall be treated as an original and shall bind all Parties just as would the exchange of originally signed copies.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Addendum to be executed as of the date first above written.

The Company:

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA, on behalf of itself and each Separate Account

By:

Print Name:	Hal Moody

Title:	Managing Director

DODGE & COX FUNDS, on behalf of each of its series

By:

Print Name:

Title:

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